EXHIBIT 12.1

                                EL PASO NATURAL GAS COMPANY
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (DOLLARS IN MILLIONS)


                                                                                                  FOR THE SIX MONTHS
                                                             FOR THE YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                         ---------------------------------------  ------------------
                                                         1998     1999    2000     2001     2002    2002     2003
<s>                                                      ----     ----    ----    -----    -----   -----     ----
Earnings                                                 <c>     <c>      <c>     <c>      <c>     <c>      <c>
    Pre-tax income (loss) from continuing operations     $ 150   $ 170    $ 206   $ 155    $(154)  $ 142    $ (45)
    Fixed charges                                          136     110      108      97       79      37       40
    Capitalized interest                                    (1)              (8)     (9)      (6)     (3)      (1)
                                                         ------  -----    ------  ------   ------  ------   ------
        Totals earnings available for fixed charges      $ 285   $ 280    $ 306   $ 243    $ (81)  $ 176    $  (6)
                                                         ======  =====    ======  ======   ======  ======   ======
Fixed charges
    Interest and debt costs                              $ 132   $ 106    $ 104   $  96    $  78   $  37    $  40
    Interest component of rent                               4       4        4       1        1       -        -
                                                         ------  -----    ------  ------   ------  ------   ------
        Total fixed charges                              $ 136   $ 110    $ 108   $  97    $  79   $  37    $  40
                                                         ======  =====    ======  ======   ======  ======   ======
Ratio of earnings to fixed charges                        2.10x   2.55x    2.83x   2.51x       -(1)  4.76x      -(1)
                                                         ======  =====    ======  ======   ======  ======   ======

(1) Earnings were inadequate to cover fixed charges by $160 million for the year ended December 31, 2002 and $46 million for the six months ended June 30, 2003.

For purposes of computing these ratios:

Earnings means pre-tax income (loss) from continuing operations before fixed charges less capitalized interest.

Fixed charges means the sum of the following:
    - interest costs, not including interest on rate refunds;
    - amortization of debt costs; and
    - that portion of rental expense which we believe represents an interest factor.
